EXHIBIT 5.1

[Hogan & Hartson L.L.P. Letterhead]

August 29, 2003

Board of Directors

Novoste Corporation

3890 Steve Reynolds Boulevard

Norcross, GA 30093

Ladies and Gentlemen:

We are acting as special counsel to Novoste Corporation, a Florida corporation (the “Company”), in connection with its registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of up to 1,400,000 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) are issuable pursuant to the Company’s 2001 Stock Plan, as amended (the “2001 Plan”), 2002 Broad-Based Stock Plan (the “2002 Plan”) and 2002 Chief Executive Officer Stock Option Plan (the “CEO Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	Copies of the 2001 Plan, the 2002 Plan and the CEO Plan, each as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

3.	The Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Florida on October 2, 2002 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

August 29, 2003

4.	The Third Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on April 12, 2001, at a meeting held on April 17, 2002 and at a meeting held on February 12, 2002, and certain resolutions of the Stock Option and Compensation Committee of the Board of Directors of the Company at a meeting held on October 16, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the approval, adoption and amendment of the 2001 Plan and the approval and adoption of the 2002 Plan and the CEO Plan, and the issuance of the Shares and arrangements in connection therewith.

6.	Certain resolutions of the shareholders of the Company adopted at meetings held on June 14, 2001 and June 12, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the approval, adoption and amendment of the 2001 Plan and the issuance of the Shares.

7.	A certificate of certain officer of the Company, dated as of the date hereof, as to certain facts relating to the Company.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Florida Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Florida Business Corporation Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting these laws.

August 29, 2003

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in accordance with the terms of the 2001 Plan, the 2002 Plan and the CEO Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a committee of the Board of Directors authorizing the issuance thereof, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.